Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Offering of Senior Unsecured

Notes

HOUSTON, TEXAS – June 25, 2012 – Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that, subject to market conditions, it intends to offer $500 million in aggregate principal amount of senior unsecured notes due 2020. Halcón intends to use the net proceeds from the offering to fund a portion of the cash consideration payable in connection with its pending acquisition of GeoResources, Inc.

The offering will be made only to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S, each under the Securities Act of 1933 (the “Securities Act”), as amended. The offering is expected to close into escrow, subject to release upon closing of the GeoResources acquisition.

The senior unsecured notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, the size of the offering and the anticipated use of proceeds. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Scott M. Zuehlke

VP, Investor Relations

Halcón Resources

(832) 538-0314